Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to incorporation by reference in the registration statement on Form S-8 of our report dated June 3, 2005, relating to the statements of net assets available for benefits of NorthWestern Energy, a Division of NorthWestern Corporation, 401 (k) Retirement Plan as of December 31, 2004, and the related statement of changes in net assets available for benefits and the supplemental schedule of assets held at end of year ended December 31, 2004, which report appears in December 31, 2004, report on Form 11-K of NorthWestern Corporation.


/s/ Eide Bailly LLP
Billings, Montana
June 20, 2005